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                                                                     Exhibit 5.1

                      [Letterhead of Binchys, Solicitors]

__ April, 1998

The Directors
CBT Group Plc,
Beech Hill, Clonskeagh,
Dublin 4, Ireland.

Gentlemen:

This letter is written in connection with the registration under the Securities Act of 1933, as amended (the "Registration"), of Ordinary Shares of CBT Group Public Limited Company (the "Company") to be issued in connection with the merger of Rockets Acquisition Corp., a wholly-owned subsidiary of the Company, with and into The ForeFront Group. We have advised the Company on Irish law issues which have arisen in relation to the Registration.

This opinion is limited to Irish law as applied by the Irish courts and is given on the basis that it will be governed by and construed in accordance with Irish law. We have made no investigation of the laws of any jurisdiction other than Ireland and neither express nor imply any opinion as to any other laws and in particular the laws of the United States of America or any individual state thereof.

For the purposes of this opinion we have examined the following documents:

1. A copy of the Articles of Association of the Company adopted on March 31, 1995 as amended by a Special Resolution passed on July 6, 1995 (the "Articles");

2. The Irish law aspects of the Registration Statement on Form S-4 (the "Registration Statement") in respect of the Registration proposed to be filed on or about April 29, 1998 with the U.S. Securities and Exchange Commission;

3. The Share Register of the Company, its minute books and the records of the Company as maintained at the Companies Registration Office in Dublin.

We have assumed that all of the documents examined are accurate records of the matters to which they refer and have been executed by the people who appear to have signed them and that all copy documents are authentic copies of the original documents.

On the basis of the foregoing, we are of the opinion that the Ordinary Shares to be registered pursuant to the Registration have been duly authorized and upon issue by the Company in accordance with the terms of the Merger Agreement (as defined in the Registration Statement) will be validly issued, fully paid and no further contributions in respect thereof will be required to be made to the Company by the holders of such Ordinary Shares by reason of their being such holders.

This opinion is addressed to you on the understanding that it may not be transmitted to any person for any purpose, or quoted or referred to in any public document or filed with any government agency or other person without our prior written consent. We hereby give such consent in relation to the filing of this letter as an exhibit to the Registration Statement and to the references made to our firm in the Registration Statement under the heading "Legal Matters."

                         Yours faithfully,